Exhibit 10.1

March 7, 2012

Dear             :

This letter is to memorialize the agreement between you and Somaxon Pharmaceuticals, Inc. (“Somaxon”) relating to the adjustment to your compensation effected by Somaxon’s compensation committee on March 7, 2012 (the “Salary Adjustment”). In light of such Salary Adjustment, you and Somaxon hereby agree as follows:

1.	The Salary Adjustment does not constitute Good Reason under your Employment Agreement with Somaxon dated as of (the “Employment Agreement”); and

2.	Notwithstanding any restricted stock units to be issued to you as a result of the Salary Adjustment, for purposes of Sections 7(d)(ii)(C), 7(d)(iii)(D) and 13 of the Employment Agreement, the term Base Salary shall mean the greater of (a) your annual base salary in effect prior to the Salary Adjustment, and (b) the amount of your then-current annual base salary that is payable to you in cash.

Please evidence your agreement to the foregoing by signing below in the space provided.

Sincerely,

ACCEPTED AND AGREED:

Signed:

Name: